                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                                           FPL GROUP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11
     (1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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
FPL
GROUP

                                FPL GROUP, INC.
                                 P.O. BOX 14000
                             700 UNIVERSE BOULEVARD
                         JUNO BEACH, FLORIDA 33408-0420
------------------------------------------------------------------------
------------------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 12, 1997

The Annual Meeting of Shareholders of FPL Group, Inc., will be held in Palm Beach Gardens, Florida, at the PGA National Resort, 400 Avenue of the Champions, at 10:00 a.m. on Monday, May 12, 1997, to consider and act upon:

    -Election of directors.

    -Ratification of the appointment of Deloitte & Touche LLP as auditors.

    -Approval of a Non-Employee Directors Stock Plan.

    -A shareholder proposal regarding cumulative voting.

    -Such other matters as may properly come before the meeting.

The record date for shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof is March 3, 1997.

Admittance to the meeting will be limited to shareholders. Shareholders who plan to attend are requested to so indicate by marking the appropriate space on the enclosed proxy card. Shareholders whose shares are held in street name (the name of a broker, trust, bank or other nominee) should bring with them a legal proxy, a recent brokerage statement or letter from the street name holder confirming their beneficial ownership of shares.

PLEASE MARK, DATE, SIGN, AND RETURN THE ENCLOSED PROXY CARD PROMPTLY SO THAT YOUR SHARES CAN BE VOTED, REGARDLESS OF WHETHER YOU EXPECT TO ATTEND THE MEETING. IF YOU ATTEND, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

By order of the Board of Directors.

DENNIS P. COYLE

Secretary

March 24, 1997

                                FPL GROUP, INC.
                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 12, 1997
                                PROXY STATEMENT

ANNUAL MEETING

The Annual Meeting of Shareholders of FPL Group, Inc. ("FPL Group" or the "Corporation") will be held at 10:00 a.m. on Monday, May 12, 1997. The enclosed proxy card is solicited by the Board of Directors, and your execution and prompt return of the card is requested. Every shareholder, regardless of the number of shares held, should be represented at the Annual Meeting. Whether or not you expect to be present at the meeting, please mark, sign, and date the enclosed proxy card and return it in the enclosed envelope. Any shareholder giving a proxy may revoke it at any time before it is voted at the meeting by delivering to the Corporation written notice of revocation or a proxy bearing a later date, or by attending the meeting in person and casting a ballot. Votes cast in person or by proxy will be tabulated by the inspectors of election appointed by the Board of Directors.

The shares represented by your proxy will be voted in accordance with the specifications made on the proxy card. Unless otherwise directed, such shares will be voted:

    -For the election as directors of the nominees named in this proxy statement.

    -For the ratification of the appointment of Deloitte & Touche LLP as auditors.

    -For the approval of the Non-Employee Directors Stock Plan.

    -Against the shareholder proposal regarding cumulative voting.

    -In accordance with the best judgment of the persons acting under the proxy concerning other matters that are properly brought before the meeting and at any adjournment or postponement thereof.

Shareholders of record at the close of business on March 3, 1997, are entitled to notice of, and to vote at, the meeting. Each share of Common Stock, $.01 par value, of the Corporation is entitled to one vote. At the close of business on March 3, 1997, the Corporation had 182,443,635 shares of Common Stock outstanding and entitled to vote. The Corporation anticipates first sending this proxy statement and the enclosed proxy card to shareholders on or about March 24, 1997.

In determining the presence of a quorum at the Annual Meeting, abstentions are counted and broker non-votes are not counted. The current Florida Business Corporation Act (the "Act") provides that directors are elected by a plurality of the votes cast and all other matters are approved if the votes cast in favor of the action exceed the votes cast against the action (unless the matter is one for which the Act or the articles of incorporation require a greater vote). Therefore, under the Act, abstentions and broker non-votes have no legal effect on whether a matter is approved. However, FPL Group's Bylaws, which were adopted prior to the current Act and remain in effect, provide that any matter, including the election of directors, is to be approved by the affirmative vote of a majority of the total number of shares represented at the meeting and entitled to vote on such matter (unless the matter is one for which the Act or some other law or regulation, or FPL Group's Articles of Incorporation, Bylaws, or Board of Directors require a greater or different vote). Therefore, as to all matters to be voted on by shareholders at the Annual Meeting, abstentions have the same effect as a vote against a matter and broker non-votes have no legal effect.

ELECTION OF DIRECTORS

Listed below are the fourteen nominees for election as directors, their principal occupations, and certain other information regarding them. Unless otherwise noted, each director has held his present position continuously for five years or more and his employment history is uninterrupted. Directors serve until the next Annual Meeting of Shareholders or until their respective successors are elected and qualified.

Unless you specify otherwise on the accompanying proxy, it will be voted for the election of the listed nominees. The affirmative vote of a majority of the total number of shares of Common Stock represented at the meeting and entitled to vote is required to elect each nominee.

     [PHOTO]        H. JESSE ARNELLE  Mr. Arnelle, 63, has been a senior partner in the San
                    Francisco law firm of Arnelle, Hastie, McGee, Willis & Greene and its predecessor since 1985. He is a director of Eastman Chemical Company, Textron
                    Corporation, Union Pacific Corporation, Wells Fargo Bank & Company, Wells Fargo
                    Bank, N.A., and WMX Technologies, Inc., and is chairman of the Pennsylvania
                    State University Board of Trustees. Mr. Arnelle has been a director of FPL Group since 1990.

     [PHOTO]        ROBERT M. BEALL, II  Mr. Beall, 53, is chairman and chief executive officer of
                    Beall's, Inc., the parent company of Beall's Department Stores, Inc., and
                    Beall's Outlet Stores, Inc., which operate retail stores located primarily in
                    Florida. Mr. Beall is a director of Enterprise Bank, Blue Cross/Blue Shield of
                    Florida, and the National Retail Federation. He is also past chairman of the
                    Florida Chamber of Commerce and a member of the Florida Council of 100. Mr.
                    Beall has been a director of FPL Group since 1989.

     [PHOTO]        JAMES L. BROADHEAD  Mr. Broadhead, 61, is chairman, president, and chief executive officer of FPL Group. He is also chairman and chief executive officer of FPL Group's principal subsidiary, Florida Power & Light Company. Mr.
                    Broadhead is a former president of the Telephone Operating Group of GTE
                    Corporation and is also a former president of St. Joe Minerals Corporation. He is a director of Barnett Banks, Inc., Delta Air Lines, Inc., and The Pittston
                    Company, and a board fellow of Cornell University. Mr. Broadhead has been a director of FPL Group since 1989.

     [PHOTO]        J. HYATT BROWN  Mr. Brown, 59, is chairman, president and chief executive officer of Poe & Brown, Inc., an insurance broker based in Daytona Beach and
                    Tampa. He is a director of SunTrust Banks, Inc., BellSouth Telecommunications,
                    Inc., Rock-Tenn Company, and the International Speedway Corporation. Mr. Brown
                    is a former member of the Florida House of Representatives and served as Speaker of the House from 1978 to 1980. He is a member and past chairman of the Board of
                    Trustees of Stetson University. Mr. Brown has been a director of FPL Group since
                    1989.

     [PHOTO]        LYNNE V. CHENEY  Mrs. Cheney, 55, is a Distinguished Fellow with the American
                    Enterprise Institute, a Washington, DC-based organization sponsoring research on economics, foreign and defense policy, and social and political issues. She joined the Institute in 1993 after seven years as chairman of the National
                    Endowment for the Humanities. Mrs. Cheney has held a variety of positions in journalism and higher education and is an author, lecturer, and television commentator. She also serves on the boards of Lockheed Martin Corporation, IDS
                    Mutual Fund Group, Union Pacific Resources Group, Inc., and Reader's Digest
                    Association. Mrs. Cheney has been a director of FPL Group since 1995.

     [PHOTO]        ARMANDO M. CODINA  Mr. Codina, 50, is the chairman and chief executive officer of Codina Group, Inc., a Miami-based real estate development company. He has served in that capacity with Codina Group, Inc., and its predecessors since
                    1979. He is a director of American Bankers Insurance Group, Inc., AMR, Inc.,
                    BellSouth Corporation, CSR America, Inc., and Winn-Dixie Stores, Inc. Mr. Codina
                    has been a director of FPL Group since 1994.

     [PHOTO]        MARSHALL M. CRISER  Mr. Criser, 68, is chairman of the Jacksonville law firm of
                    Mahoney Adams & Criser, P.A. He was formerly president of the University of
                    Florida. Mr. Criser is a director of Barnett Banks, Inc., BellSouth Corporation, and Perini Corporation, and is a trustee of The Emerald Funds. He is a past chairman of the Florida Board of Regents, a past president of the Florida Bar and a past chairman of the Florida Council of 100. Mr. Criser has been a director of FPL Group since 1989.

     [PHOTO]        B.F. DOLAN  Mr. Dolan, 69, retired in 1992 as chairman and in 1991 as chief executive officer of Textron, Inc., a diversified company with interests in aerospace, technology and financial services. Mr. Dolan was co-founder and president of E-Z-Go Car Corporation until it was acquired by Textron in 1960. He is a director of First Union Corporation, Polaris Industries, Inc., Ruddick
                    Corporation, and Textron, Inc., and a member of the Cannon Research Development
                    Board. Mr. Dolan has been a director of FPL Group since 1992.

     [PHOTO]        WILLARD D. DOVER  Mr. Dover, 66, has been a member of the Fort Lauderdale law firm of Fleming, O'Bryan & Fleming, P.A. since 1958. He is a director and former chairman of the Florida Council of 100 and is a trustee and former chairman of the Florida Council of Economic Education. He has previously served as a trustee of the Nova University Law Center and Florida Atlantic University Foundation,
                    Inc., and as chairman of the Florida Atlantic Research and Development
                    Authority. Mr. Dover has been a director of FPL Group since 1989.

     [PHOTO]        ALEXANDER W. DREYFOOS JR.  Mr. Dreyfoos, 64, is the owner and chief executive officer of the Dreyfoos Group of companies, which includes Photo Electronics
                    Corporation, a developer of electronic equipment for the photographic industry, which he founded in 1963. He is a director of First Union National Bank of
                    Florida and Kuhlman Corporation. He serves as chairman of the Raymond F. Kravis
                    Center for the Performing Arts, a trustee of M.I.T. Corporation, and a director of the Trudeau Institute. He is a member of the Florida Council of 100 and a founding member and former chairman of the Economic Council of Palm Beach
                    County. He became a director of FPL Group in February 1997.

     [PHOTO]        PAUL J. EVANSON  Mr. Evanson, 55, became the president of Florida Power & Light
                    Company and a director of FPL Group in January 1995, after having served as vice president, finance, and chief financial officer of FPL Group and senior vice president, finance, and chief financial officer of Florida Power & Light Company since December 1992. Prior to that, he was president and chief operating officer of Lynch Corporation, a diversified holding company. Mr. Evanson is a director of Florida Power & Light Company, Lynch Corporation, and Southern Energy Homes,
                    Inc.

     [PHOTO]        DREW LEWIS  Mr. Lewis, 65, was chairman and chief executive officer of Union
                    Pacific Corporation, a transportation and natural resources company, from 1986 to 1997. He is a director of American Express Company, Ford Motor Company,
                    Gannett Co., Inc., Gulfstream Aerospace Corp., Lucent Technologies, Inc., and
                    Union Pacific Resources Group, Inc. Mr. Lewis served as U. S. Secretary of
                    Transportation from 1981 to 1983, is a former chairman and chief executive officer of Warner Amex Cable Communications Inc. and a former chairman of The
                    Business Roundtable. Mr. Lewis has been a director of FPL Group since 1992.

     [PHOTO]        FREDERIC V. MALEK  Mr. Malek, 60, has been chairman of Thayer Capital Partners, a merchant bank, since March 1993. Mr. Malek was formerly the president and vice chairman, successively, of Northwest Airlines, Inc., and prior to that was president of Marriott Hotels and Resorts. He served as campaign manager for
                    Bush/Quayle '92. Mr. Malek also served in several U.S. government positions, including deputy director of the Office of Management and Budget. He is a director of American Management Systems, Inc., Automatic Data Processing
                    Corporation, Inc., CB Commercial Group, Choice Hotels, Inc., Manor Care, Inc.,
                    Northwest Airlines, Inc., National Education Corporation, and various
                    PaineWebber mutual funds. Mr. Malek has been a director of FPL Group since 1987.

     [PHOTO]        PAUL R. TREGURTHA  Mr. Tregurtha, 61, is chairman and chief executive officer of
                    Mormac Marine Group, Inc., a maritime shipping company, and chairman of Moran
                    Transportation Company, a tug/barge enterprise. He is also vice chairman and co-owner of Interlake Steamship Company. Mr. Tregurtha previously served as chairman, chief executive officer, president and chief operating officer of
                    Moore McCormack Resources, Inc., a natural resources and water transportation company. He is also a former vice president of Brown & Sharpe Manufacturing
                    Company. Mr. Tregurtha is a director of Teachers Insurance and Annuity
                    Association, Fleet Financial Group, and Brown & Sharpe Manufacturing Company.
                    Mr. Tregurtha has been a director of FPL Group since 1989.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF ALL NOMINEES.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Upon the recommendation of the Audit Committee, the Board has selected Deloitte & Touche LLP, independent public accountants, to audit the accounts of FPL Group and its subsidiaries for the fiscal year ending December 31, 1997, and to perform such other services as may be required of them.

Representatives of Deloitte & Touche LLP will be present at the 1997 Annual Meeting and will have an opportunity to make a statement and to respond to appropriate questions raised at the meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION.

APPROVAL OF NON-EMPLOYEE DIRECTORS STOCK PLAN

The Board of Directors adopted the FPL Group, Inc. Non-Employee Directors Stock Plan ("Plan") on March 17, 1997, subject to the approval of the shareholders of the Corporation. Accordingly, at the Annual Meeting the shareholders will be asked to approve the Plan, and the Board recommends that it be approved.

The Plan is designed to further align the interests of directors and shareholders through increased ownership of Common Stock by directors who are not employees of the Corporation ("Non-Employee Directors"). The Plan would enable the Board (or a Committee of the Board) to direct that all or a portion of the Non-Employee Directors compensation for services as a member of the Board be paid in shares of Common Stock. Additionally, the Plan would enable Non-Employee Directors to voluntarily elect to receive all or a portion of their compensation for services as a member of the Board in shares of Common Stock. Only Non-Employee Directors will be eligible to participate in the Plan.

The Plan would also authorize the Board (or a Committee of the Board) to make a one-time award of shares of Common Stock to Non-Employee Directors who are first elected to the Board after January 1, 1997. Any such award would have to be made within six months of the Non-Employee Director's initial election to the Board, and the market value of such shares as of the date they are awarded could not exceed 100% of the then-current annual retainer. Furthermore, such shares would have to be held by the recipient so long as he or she remains a director and would be forfeited if, within five years of his or her election to the Board, he or she ceased to be a director for any reason other than death, disability or mandatory retirement. Alexander W. Dreyfoos Jr. is the only current director who would be eligible to receive such an award.

The Plan would be effective on May 12, 1997, and would expire 10 years later unless terminated earlier by the Board. The total number of shares of Common Stock that could be issued under the Plan is 300,000, which may be either authorized and unissued shares or shares purchased in the open market. The Plan would be administered by a Committee of three or more directors who are "non-employee directors" as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended.

Shares issuable pursuant to the Plan would be issued or transferred to each recipient as soon as practicable following the date that any such compensation otherwise would have been paid in cash and would be valued at the closing price of the Common Stock on the New York Stock Exchange ("NYSE") on such regular payment date (or the next preceding business day if there is no such closing price of Common Stock on the NYSE on such date). For one-time awards to newly elected Non-Employee Directors, the applicable price would be the closing price of the Common Stock on the NYSE on the business day next preceding the date of the director's initial election to the Board.

The foregoing description is qualified in its entirety by reference to the text of the Plan, which is attached to this proxy statement as Appendix A.

The affirmative vote of a majority of the total number of shares of Common Stock represented at the meeting and entitled to vote is required to approve the Non-Employee Directors Stock Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE PLAN.

SHAREHOLDER PROPOSAL FOR CUMULATIVE VOTING IN THE ELECTION OF DIRECTORS

John J. Gilbert, 29 East 64th Street, New York, New York 10021, as the owner of 50 shares of Common Stock, and Margaret R. and/or John J. Gilbert, trustees under the will of Samuel Rosenthal for 200 shares of Common Stock and/or Kay Griffin, Isle of Yew, 6264 Tall Cypress Circle, Lake Worth, Florida, 33463, as the owner of 250 shares of Common Stock, have notified FPL Group that they will cause to be introduced from the floor at the Annual Meeting of Shareholders the following proposal:

    "RESOLVED: That the stockholders of FPL Group, Inc., assembled in annual meeting in person and by proxy, hereby request that the Board of Directors take the steps necessary to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit."

The shareholder proponents have submitted the following statement in support of their proposal:

    "Continued very strong support along the lines we suggest were shown at the last annual meeting when 30%, an increase over the previous year, 7,330 owners of 38,352,615 shares, were cast in favor of this proposal. The vote against included 2,984 unmarked proxies.

    A California law provides that all state pension holdings and state college funds, invested in shares must be voted in favor of cumulative voting proposals, showing increasing recognition of the importance of this democratic means of electing directors.

    The National Bank Act provides for cumulative voting. In many cases companies get around it by forming holding companies without cumulative voting. Banking authorities have the right to question the capability of directors to be on banking boards. In many cases authorities come in after and say the director or directors were not qualified. We were delighted to see the SEC has finally taken action to prevent bad directors from being on boards of public companies. The SEC should have hearings to prevent such persons becoming directors before they harm investors.

    We think cumulative voting is the answer to find new directors for various committees. Some recommendations have been made to carry out the CERES 10 points. The 11th, in our opinion, should be having cumulative voting and ending staggered boards.

    When Alaska became a state it took away cumulative voting over our objections. The Valdez oil spill might have been prevented if environmental directors were elected through cumulative voting. The hugh [sic] derivative losses might have also been prevented with cumulative voting.

    Many successful corporations have cumulative voting. Example, Pennzoil defeated Texaco in that famous case. Ingersoll-Rand, also having cumulative voting, won two awards. FORTUNE magazine ranked it second [sic] in its industry as "America's Most Admired Corporations" and the WALL STREET TRANSCRIPT noted "on almost any criteria used to evaluate management, Ingersoll-Rand excels." In 1994 and 1995 they raised their dividend.

    Lockheed-Martin, as well as VWR Corporation now have a provision that if anyone has 40% or more of the shares cumulative voting applies: it does apply at the latter company.

    In 1995 American Premier adopted cumulative voting. Allegheny Power System tried to take away cumulative voting, as well as put in a stagger system, and stockholders defeated it, showing stockholders are interested in their rights.

    If you agree, please mark your proxy for this resolution; otherwise, it is automatically cast against it unless you have marked to abstain."

THE BOARD OF DIRECTORS OPPOSES CUMULATIVE VOTING FOR THE FOLLOWING REASONS:

The Board of Directors believes that directors should be chosen for their capacity and willingness to represent all shareholders, and that the present system of voting for directors provides the best assurance that the decisions of the directors will be made in the best interests of all the shareholders, rather than for the benefit of special interest groups.

Cumulative voting tends to produce directors beholden to the narrow interests of those who elect them, even though such interests may be adverse to the overall welfare of the Corporation and its shareholders. A Board encumbered by such conflicting factions could impede the ability of the Corporation to arrive at decisions that represent the long-term interests of all shareholders and to react timely and decisively in critical situations. The factionalism caused by cumulative voting could also deter independent persons of standing and reputation from serving on the Board and reduce the sense of cooperation and mutual confidence which the Board presently maintains.

Neither Florida, the state in which FPL Group is incorporated; Delaware, the state in which most major publicly-owned corporations are incorporated; nor the Model Business Corporation Act, which reflects a consensus of the academic and practicing legal community, adopts cumulative voting. This is in accord with the Board's belief that the principle of majority rule is the appropriate one for the election of directors.

Mr. Gilbert submitted cumulative voting proposals at each of the Corporation's last three Annual Meetings of Shareholders. In each instance the proposal was overwhelmingly defeated.

The affirmative vote of a majority of the total number of shares of Common Stock represented at the meeting and entitled to vote is required to approve the proposed shareholder resolution.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THIS PROPOSAL.

PERFORMANCE GRAPHS

The graph below compares the cumulative total returns, including reinvestment of dividends, of FPL Group Common Stock with the companies in the Standard & Poor's (S&P) 500 Index and the Dow Jones Electric Utilities Index (Dow Jones Electrics). The comparison covers the five years ended December 31, 1996, and is based on an assumed $100 investment on December 31, 1991, in each of the S&P 500 Index, the Dow Jones Electrics, and FPL Group Common Stock. The Dow Jones Electrics is based on the performance of 46 electric and electric/gas combination utilities. It includes FPL Group as well as other utility holding companies with diversified operations.

                              TOTAL RETURN FOR THE
                       FIVE YEARS ENDED DECEMBER 31, 1996

                                            VALUE OF $100 ON DECEMBER 31,
                           ----------------------------------------------------------------
                             1991       1992       1993       1994       1995       1996
                           ---------  ---------  ---------  ---------  ---------  ---------
FPL Group                  $     100        105        121        115        159        164
S&P 500                    $     100        108        118        120        165        203
Dow Jones Electrics        $     100        107        119        105        138        139

In 1990, FPL Group announced its intention to focus on its core utility and other energy-related businesses and to exit businesses not related to its core strengths. Since then, FPL Group has realigned its senior management team, reorganized Florida Power & Light Company and divested several non-energy-related businesses. The graph below shows the cumulative total return of FPL Group Common Stock since these fundamental changes were made. It covers the six years ended December 31, 1996, and assumes the investment of $100 on December 31, 1990.

                              TOTAL RETURN FOR THE
                       SIX YEARS ENDED DECEMBER 31, 1996

                                                  VALUE OF $100 ON DECEMBER 31,
                           ---------------------------------------------------------------------------
                             1990       1991       1992       1993       1994       1995       1996
                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
FPL Group                  $     100        137        144        166        158        219        226
S&P 500                    $     100        130        140        155        157        215        265
Dow Jones Electrics        $     100        130        138        155        136        178        180

COMMON STOCK OWNERSHIP OF MANAGEMENT AND OTHERS

FPL Group's directors, its executive officers, and the Trustee under its Employee Thrift Plans beneficially own shares of FPL Group Common Stock as follows:

                                                                                                                   NUMBER
                                                    NAME                                                        OF SHARES(A)
                                                   ------                                                     -----------------
H. Jesse Arnelle............................................................................................        7,764(b)(c)
Robert M. Beall, II.........................................................................................        5,554(c)
David Blumberg..............................................................................................        4,000(d)
James L. Broadhead..........................................................................................      136,433(e)
J. Hyatt Brown..............................................................................................       14,393(c)(f)
Lynne V. Cheney.............................................................................................        3,664(c)
Armando M. Codina...........................................................................................        6,948(b)(c)
Dennis P. Coyle.............................................................................................       10,987
Marshall M. Criser..........................................................................................        9,069(b)(c)(g)
B. F. Dolan.................................................................................................       15,619(c)
Willard D. Dover............................................................................................        6,770(c)
Alexander W. Dreyfoos Jr....................................................................................          -0-(h)
Paul J. Evanson.............................................................................................       10,715(b)
Drew Lewis..................................................................................................        8,369(c)
Frederic V. Malek...........................................................................................        5,531(c)
Paul R. Tregurtha...........................................................................................        7,776(b)(c)
C. O. Woody.................................................................................................       17,718(b)
Michael W. Yackira..........................................................................................       12,170
All directors and executive officers as a group.............................................................      334,348(i)
Fidelity Management Trust Company...........................................................................   19,102,685(j)
82 Devonshire Street
Boston, Massachusetts 02109

------------

(a) Information is as of March 1, 1997, except for executive officers' holdings under Employee Thrift Plans which are as of December 31, 1996. Unless otherwise indicated, each person has sole voting and sole investment power.

(b) Includes 1253, 2402, 168, and 174 share units for Messrs. Arnelle, Codina, Criser, and Tregurtha, respectively, and 7664 and 4082 share units for Messrs. Evanson and Woody, respectively, under deferred compensation plans. Such units have no voting rights.

(c) Includes 5065, 3034, 4193, 2546, 6301, 6335, 5870, 5369, 4531 and 4602 share units credited to Messrs. Arnelle, Beall, Brown, Codina, Criser, Dolan, Dover, Lewis, Malek and Tregurtha, respectively, and 3239 share units credited to Mrs. Cheney in connection with termination of the FPL Group, Inc. Non-Employee Director Retirement Plan. Such units have no voting rights and are subject to forfeiture upon retirement from the Board before age 65.

(d) Mr. Blumberg will retire from the Board of Directors on May 12, 1997.

(e) Includes 96,800 shares of restricted stock as to which Mr. Broadhead has voting but not investment power.

(f) Includes 200 shares as to which Mr. Brown disclaims beneficial ownership.

(g) Includes 2300 shares as to which Mr. Criser disclaims beneficial ownership.

(h) Mr. Dreyfoos was elected to the Board of Directors on February 17, 1997.

(i) Less than 1% of the Common Stock outstanding.

(j) 10.5% of the Common Stock outstanding; held as Trustee under the Florida Power & Light Company Master Thrift Plans Trust. The Trustee disclaims beneficial ownership of such securities.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Corporation's directors and executive officers are required to file initial reports of ownership and reports of changes of ownership of Common Stock with the Securities and Exchange Commission. Based upon a review of these filings and written representations from the directors and executive officers, all required filings were timely made in 1996 except that Dennis P. Coyle, as attorney-in-fact for H. Jesse Arnelle, was late in reporting the acquisition of approximately 10 share units under FPL Group's Deferred Compensation Plan and Willard D. Dover was late in reporting a "disposition" of 100 shares that occurred as a result of the termination of a testamentary trust of which he was trustee and his daughter was a beneficiary.

DIRECTOR MEETINGS AND COMMITTEES

The Board of Directors met ten times in 1996. Each director attended at least 75% of the Board meetings and meetings of the committees on which he or she served that were held during the time he or she was a director.

FPL Group's Audit Committee, currently comprised of Mrs. Cheney and Messrs. Arnelle, Codina, Criser (Chairman), Dolan, Dover, and Dreyfoos met four times in 1996. The Audit Committee has functional supervision over the internal audit staff, reviews the system of internal controls and the adequacy of the internal audit system, and receives reports on activities of the internal auditing department. It recommends to the Board the independent public accountants and reviews the scope and results of the audits performed by both the independent public accountants and the internal auditors. It is responsible for ensuring that the financial statements present fairly the financial condition of FPL Group.

The Compensation Committee, currently comprised of Messrs. Arnelle, Beall, Blumberg, Brown (Chairman), Dolan, Lewis, and Tregurtha, met five times in 1996. Its functions include reviewing and approving the executive compensation program for FPL Group and its subsidiaries; setting performance targets; assessing executive performance; making grants of salary, annual incentive compensation, and long-term incentive compensation; and approving certain employment agreements.

The Executive Committee, comprised of Messrs. Broadhead (Chairman), Blumberg, Brown, Criser, Dolan, and Tregurtha, met six times in 1996. It also functions as the Nominating Committee. As such, it is responsible for identifying and evaluating potential nominees for election to the Board and recommends candidates for all directorships to be filled by the shareholders or the Board. The Committee will consider potential nominees recommended by any shareholder entitled to vote in elections of directors. Potential nominees must be submitted in writing to the Secretary, P.O. Box 14000, 700 Universe Boulevard, Juno Beach, Florida 33408-0420, and must be received not later than 90 days in advance of the Annual Meeting of Shareholders.

DIRECTOR COMPENSATION

Directors of FPL Group who are salaried employees of FPL Group or any of its subsidiaries do not receive any additional compensation for serving as a director or committee member. Non-employee directors of FPL Group receive an annual retainer of $27,000, and committee chairpersons receive an additional annual retainer of $3,000. A fee of $1,300 is paid to non-employee directors for each Board or committee meeting attended.

Effective November 1, 1996, the FPL Group, Inc. Non-Employee Director Retirement Plan was terminated. Non-employee directors who have retired at or prior to the 1997 annual shareholders' meeting will continue to be eligible for the current plan benefit which provides that non-employee directors retiring from the Board of FPL Group at or after age 65 with a minimum of five years of service receive an annual retirement benefit equal to the annual retainer being paid to active directors. The benefit is paid to the director or his or her surviving spouse for the greater of the director's life or the number of years he or she served as a director. To more closely align shareholder and director interests, the retirement benefits of non-employee directors not retiring at or prior to the 1997 annual shareholders' meeting were converted to share units of FPL Group Common Stock. Directors will be entitled to payment of the then current value of these share units upon ending service as a Board member at or after age 65.

Non-employee directors are covered by travel and accident insurance while on FPL Group business and, until May 12, 1997, are eligible for supplemental medical coverage. Total premiums attributable to such directors amounted to $21,595 for 1996.

Fleming, O'Bryan & Fleming, P.A., in which Willard D. Dover is a principal, performed legal services for Florida Power & Light Company during 1996 and will do so in 1997. The fees paid in 1996 were not material to FPL or the law firm.

COMPENSATION COMMITTEE REPORT

The Compensation Committee submits the following report for 1996:

FPL Group's executive compensation program is designed to align compensation with the Corporation's business strategy, its goals and values, and the return to its shareholders. The program is also designed to provide a competitive compensation package, both in terms of its components and overall, that will attract and retain key executives critical to the success of the Corporation.

In 1994, the Board of Directors adopted, and shareholders approved, an Annual Incentive Plan that is intended to prevent the loss of the federal income tax deductions available to the Corporation for the amount of any compensation in excess of $1,000,000 paid to the chief executive officer and the four other most highly compensated officers. In accordance with that Annual Incentive Plan, the Committee structured the 1996 executive compensation program to qualify for deduction all compensation paid to these officers, and it intends to do likewise with the executive compensation programs for 1997 and future years as long as doing so is compatible with what the Committee considers to be a sound compensation program.

The Committee determines an executive's competitive total level of compensation based on information drawn from a variety of sources, including utility and general industry surveys, proxy statements, and industry consultants. The Corporation's "comparator group" consists of 12 electric utilities (all but one of which are included in the Dow Jones Electric Utilities Index), eight telecommunications companies, and six general industrial companies located in the Southeast. Emerging electric utility industry trends (i.e., deregulation and increasing competition) and the need to recruit from outside the industry are the principal reasons for including companies other than electric utilities in the comparator group.

There are three components to the Corporation's executive compensation program: base salary, annual incentive compensation, and long-term incentive compensation. In 1996, the three components were structured so that base salary represented 30% to 60% of an executive officer's total targeted compensation, annual incentive compensation represented 20% to 35% of such compensation, and long-term incentive compensation represented 20% to 40% of such compensation. The more senior the position, the greater the portion of compensation that is based on performance.

Base salaries are set by the Committee and are designed to be competitive with the comparator group companies described above. Generally, the Committee targets salary levels between the second and third quartiles of the comparator group, adjusted to reflect the individual's job experience and responsibilities. Increases in base salaries are based on the comparator group's practices, the Corporation's performance, the individual's performance, and increases in cost of living indices. The corporate performance measures used in determining adjustments to executive officers' base salaries are the same performance measures used to determine annual incentive compensation, weighted as discussed below in regard to the chief executive officer's compensation. James L. Broadhead's employment agreement provides that his base salary shall not be less than his base salary in effect when the agreement was signed in 1993; otherwise his base salary is subject to annual review in accordance with the Corporation's normal practices. Base salaries are reviewed and adjusted annually.

Annual incentive compensation is based on the attainment of net income goals for the Corporation which are established by the Committee at the beginning of the year. The amounts earned on the basis of this performance measure are subject to reduction based on the degree of achievement of other corporate performance measures (and in the case of FPL, business unit performance measures), and in the discretion of the Committee. These other corporate performance measures, which for 1996 consisted of the financial and operating indicators discussed below in regard to the chief executive officer's compensation, and business unit performance measures were also established by the Committee at the beginning of the year. For 1996, the highest net income goal was met, and the average level of achievement of the other performance measures exceeded the targets. However, the amounts paid out for 1996 were less than the maximum amounts that could have been paid based on the attainment of the net income goals.

Long-term incentive compensation is based on the average level of achievement under the annual incentive plans over a four-year period. Targeted awards, in the form of performance shares granted under the Corporation's Long Term Incentive Plan, are made at the beginning of the period. Payouts are based on the degree of accomplishment of the goals and objectives embodied in the annual incentive plans included in the period. Since one of the goals of the performance share program is to link directly the financial interests of FPL Group's shareholders and senior management, the payout (except for cash for the payment of income taxes) is made in shares of Common Stock which the recipient is expected, absent extraordinary circumstances, to hold for the duration of his or her employment.

For 1996, Mr. Broadhead, FPL Group's chief executive officer, was paid $860,000 in base salary, $681,100 in annual incentive compensation, and $990,206 (consisting of 13,130 shares of Common Stock and $396,073 in cash) in long-term incentive compensation. The base salary reflects the Committee's assessment of Mr. Broadhead's overall performance and an analysis of the salaries of the chief executive officers in the comparator group.

Mr. Broadhead's annual incentive compensation for 1996 was based on the achievement of the Corporation's net income goals and the following performance measures for FPL (weighted 90%) and the non-utility businesses (weighted 10%) and upon certain qualitative factors. For FPL, the incentive performance measures were financial indicators (weighted 50%) and operating indicators (weighted 50%). The financial indicators were operations and maintenance costs, capital expenditure levels, book and regulatory return on equity, and net income. The operating indicators were customer satisfaction survey results, service reliability as measured by the frequency and duration of service interruptions, system performance as measured by availability factors for the fossil and nuclear power plants, unplanned trips of nuclear power plants, SALP ratings for nuclear power plants, full-time equivalent workforce, number of significant environmental violations, employee safety, load management installed capability, and conservation programs' annual installed capacity. For the non-utility businesses, the performance measures were total combined net income and the achievement of the net income targets for ESI Energy, Inc. and Turner Foods Corporation. The qualitative factors included continuing to implement a new financial policy and other measures to position the Corporation for greater competition and initiating other actions that significantly strengthen the Corporation and enhance shareholder value.

The long-term compensation payout to Mr. Broadhead was based on an average level of achievement of better than 100% of target with respect to the annual incentive plans for the four years ended December 31, 1996 (although the long-term payout was limited to 100% of target). Like 1996, the performance measures for 1993, 1994, and 1995 were based on predefined financial, operational, and strategic objectives.

Respectfully submitted,

THE COMPENSATION COMMITTEE

J. Hyatt Brown, Chairman      B. F. Dolan
H. Jesse Arnelle              Drew Lewis
Robert M. Beall, II           Paul R. Tregurtha
David Blumberg

EXECUTIVE COMPENSATION

The following table sets forth compensation paid during the past three years to FPL Group's chief executive officer and the other four most highly-compensated persons who served as executive officers of FPL Group or Florida Power & Light Company ("FPL") at December 31, 1996.

                           SUMMARY COMPENSATION TABLE

                                                                                           LONG-TERM
                                                                                          COMPENSATION
                                                                                          -----------
                                                             ANNUAL COMPENSATION            PAYOUTS
                                                     ------------------------------------------------
                                                                               OTHER
                                                                              ANNUAL         LTIP         ALL OTHER
NAME AND PRINCIPAL POSITION                 YEAR      SALARY      BONUS    COMPENSATION   PAYOUTS(A)   COMPENSATION(B)
----------------------------------------  ---------  ---------  ---------  -------------  -----------  ---------------
James L. Broadhead (c)..................    1996     $ 860,000  $ 681,100    $  11,399     $ 990,206      $  13,685
  Chairman & CEO                            1995       823,700    700,000       33,343     1,041,085         17,474
  of FPL Group & FPL                        1994       795,800    650,000        6,503       897,335         16,242

Paul J. Evanson.........................    1996       540,000    340,200        2,925       197,471         15,868
  President of FPL                          1995       500,000    307,400        3,691       155,513         12,906
                                            1994       300,000    150,000        3,740        80,025         11,740

Dennis P. Coyle.........................    1996       360,000    170,100        -           218,965         11,550
  General Counsel &                         1995       333,900    152,700        4,127       245,851         13,156
  Secretary of FPL Group & FPL              1994       322,600    144,073        -           190,059         12,395

Michael W. Yackira......................    1996       300,000    141,800        4,178       156,927         10,654
  Chief Financial Officer                   1995       275,000    126,900        5,202       176,200         10,450
  of FPL Group & FPL                        1994       231,200    110,000        3,199       165,288          9,791

C. O. Woody.............................    1996       295,000    142,500        3,882       184,711         13,448
  Sr. Vice President,                       1995       283,300    133,400        3,234       207,350         15,539
  Power Generation, of FPL                  1994       273,700    123,216        1,458       165,288         14,391

------------

(a) Payouts were made in cash (for payment of income taxes) and shares of Common Stock, valued at the closing price on the last business day preceding payout. Messrs. Evanson and Woody deferred their payouts under FPL Group's Deferred Compensation Plan.

(b) Represents employer matching contributions of $7,125 to employee thrift plans for each individual and employer contributions for life insurance as follows: Mr. Broadhead $6,560, Mr. Evanson $8,743, Mr. Coyle $4,425, Mr. Yackira $3,529, and Mr. Woody $6,323.

(c) At December 31, 1996, Mr. Broadhead held 96,800 shares of restricted Common Stock with a value of $4,452,800. These shares were awarded in 1991 for the purpose of financing Mr. Broadhead's supplemental retirement plan and will offset lump sum benefits that would otherwise be payable to him in cash upon retirement. See "Retirement Plans" herein. Dividends at normal rates are paid on restricted Common Stock.

LONG TERM INCENTIVE PLAN AWARDS

In 1996, awards of performance shares under FPL Group's Long Term Incentive Plan were made to the executive officers named in the Summary Compensation Table as set forth in the following table.

                        LONG TERM INCENTIVE PLAN AWARDS

                                                                                                    ESTIMATED FUTURE PAYOUTS
                                                                                                             UNDER
                                                                                                     NON-STOCK PRICE-BASED
                                                                                                             PLANS
                                                                                                   --------------------------
                                                                                                        NUMBER OF SHARES
                                                                   NUMBER OF   PERFORMANCE PERIOD  --------------------------
NAME                                                                SHARES        UNTIL PAYOUT        THRESHOLD      TARGET
----------------------------------------------------------------  -----------  ------------------  ---------------  ---------
James L. Broadhead..............................................      20,074   1/1/96 - 12/31/99          -            20,074
Paul J. Evanson.................................................       8,021   1/1/96 - 12/31/99          -             8,021
Dennis P. Coyle.................................................       4,584   1/1/96 - 12/31/99          -             4,584
Michael W. Yackira..............................................       3,820   1/1/96 - 12/31/99          -             3,820
C. O. Woody.....................................................       3,756   1/1/96 - 12/31/99          -             3,756


NAME                                                                MAXIMUM
----------------------------------------------------------------  -----------
James L. Broadhead..............................................      32,118
Paul J. Evanson.................................................      12,834
Dennis P. Coyle.................................................       7,334
Michael W. Yackira..............................................       6,112
C. O. Woody.....................................................       6,010

The performance share awards shown above are payable at the end of the four-year performance period. The amount of the payout is determined by multiplying the participant's target number of shares by his average level of attainment, expressed as a percentage, which may not exceed 160%, of his targeted awards under the Annual Incentive Plans for each of the years encompassed by the award period. A description of the 1996 Annual Incentive Plan performance indicators is included in the Compensation Committee Report herein.

RETIREMENT PLANS

FPL Group maintains a non-contributory defined benefit pension plan and a supplemental executive retirement plan. The following table shows the estimated annual benefits, calculated on a straight-line annuity basis, payable upon retirement in 1996 at age 65 after the indicated years of service.

                               PENSION PLAN TABLE

                                             YEARS OF SERVICE
    ELIGIBLE AVERAGE       -----------------------------------------------------
   ANNUAL COMPENSATION        10         20         30         40         50
-------------------------  ---------  ---------  ---------  ---------  ---------
       $   500,000         $  99,049  $ 198,086  $ 247,134  $ 260,749  $ 263,137
           600,000           119,049    238,086    297,134    313,249    315,637
           700,000           139,049    278,086    347,134    365,749    368,137
           800,000           159,049    318,086    397,134    418,249    420,637
           900,000           179,049    358,086    447,134    470,749    473,137
         1,000,000           199,049    398,086    497,134    523,249    525,637
         1,100,000           219,049    438,086    547,134    575,749    578,137
         1,200,000           239,049    478,086    597,134    628,249    630,637
         1,300,000           259,049    518,086    647,134    680,749    683,137
         1,400,000           279,049    558,086    697,134    733,249    735,637
         1,500,000           299,049    598,086    747,134    785,749    788,137
         1,600,000           319,049    638,086    797,134    838,249    840,637
         1,700,000           339,049    678,086    847,134    890,749    893,137
         1,800,000           359,049    718,086    897,134    943,249    945,637
         1,900,000           379,049    758,086    947,134    995,749    998,137
         2,000,000           399,049    798,086    997,134  1,048,249  1,050,637

The compensation covered by the plans includes annual salaries and bonuses of officers of FPL Group and annual salaries of officers of FPL, as shown in the Summary Compensation Table, but no other amounts shown in that table. The estimated credited years of service for the executive officers named in the Summary Compensation Table are: Mr. Broadhead, 8 years; Mr. Evanson, 4 years; Mr. Coyle, 7 years; Mr. Yackira, 7 years; and Mr. Woody, 40 years. Amounts shown in the table reflect deductions to partially cover employer contributions to Social Security.

A supplemental retirement plan for Mr. Broadhead provides for a lump-sum retirement benefit equal to the then present value of a joint and survivor annuity providing annual payments to him equal to 61% to 65% of his average annual compensation for the three years prior to his retirement between age 62
(1998) and age 65 (2001) and to his surviving beneficiary of 37.5% of such average annual compensation, reduced by the then present value of the annual amount of payments to which he is entitled under all other pension and retirement plans of FPL Group and former employers. This benefit is further reduced by the then value of 96,800 shares of restricted Common Stock which vest as to 77,000 shares in 1998 and as to 19,800 shares in 2001. Upon a change in control of FPL Group (as defined below under "Employment Agreements"), the restrictions on the restricted stock lapse and the full retirement benefit becomes payable. Upon termination of Mr. Broadhead's employment agreement (also described below) without cause, the restrictions on the restricted stock lapse and he becomes fully vested under the supplemental retirement plan. Absent any such change of control or termination of employment, Mr. Broadhead will have no right to such shares of restricted stock, and there will be no payments under the supplemental retirement plan, unless he remains with the Corporation until at least age 62.

A supplemental retirement plan for Mr. Coyle provides for benefits, upon retirement at age 62 or more, based on two times his credited years of service. A supplemental retirement plan for Mr. Evanson provides for benefits based on two times his credited years of service up to age 65 and one times his credited years of service thereafter.

The Corporation sponsors a split-dollar life insurance plan for certain of its senior officers. Benefits under the split-dollar plan are provided by universal life insurance policies purchased by the Corporation. If the officer dies prior to retirement, the officer's beneficiaries generally receive two and one-half times the officer's annual salary at the time of death. If the officer dies after retirement, the officer's beneficiaries receive between 50% to 100% of the officer's final annual salary. Each officer is taxable on the insurance carrier's one year term rate for his or her life insurance coverage.

EMPLOYMENT AGREEMENTS

The Corporation has entered into an employment agreement with Mr. Broadhead for an initial term ending December 1997, with automatic one-year extensions thereafter unless either party elects not to extend. The agreement provides for a minimum base salary of $765,900 per year, subject to increases based upon corporate and individual performance and increases in cost-of-living indices, plus annual and long-term incentive compensation opportunities at least equal to those currently in effect. If the Corporation terminates Mr. Broadhead's employment without cause, he is entitled to receive a lump sum payment of two years' compensation. Compensation is measured by the then current base salary plus the average of the preceding two years' annual incentive awards. He would also be entitled to receive all amounts accrued under all performance share grants in progress, prorated for the year of termination and assuming achievement of the targeted award, and to full vesting of his benefits under his supplemental retirement plan.

The Corporation and certain of its subsidiaries have entered into employment agreements with certain officers, including the individuals named in the Summary Compensation Table, to become effective in the event of a change of control of the Corporation, which is defined as the acquisition of beneficial ownership of 20% of the voting power of the Corporation, certain changes in the Corporation's Board, or approval by the shareholders of the liquidation of the Corporation or of certain mergers or consolidations or of certain transfers of the Corporation's assets. These agreements are intended to assure the Corporation of the continued services of key officers. The agreements provide that each officer shall be employed by the Corporation or one of its subsidiaries in his or her then current position, with compensation and benefits at least equal to the then current base and incentive compensation and benefit levels, for an employment period of four and, in certain cases, five years after a change in control occurs.

In the event that the officer's employment is terminated (except for death, disability, or cause) or if the officer terminates his or her employment for good reason, as defined in the agreement, the officer is entitled to severance benefits in the form of a lump sum payment equal to the compensation due for the remainder of the employment period or for two years, whichever is longer. Such benefits would be based on the officer's then base salary plus an annual bonus at least equal to the average bonus for the two years preceding the change of control. The officer is also entitled to the maximum amount payable under all long-term incentive compensation grants outstanding, continued coverage under all employee benefit plans, supplemental retirement benefits, and reimbursement for any tax penalties incurred as a result of the severance payments.

SHAREHOLDER PROPOSALS

Proposals on matters appropriate for shareholder consideration consistent with the regulations of the Securities and Exchange Commission submitted by shareholders for inclusion in the proxy statement and form of proxy for the 1998 Annual Meeting of Shareholders must be received at FPL Group's principal executive offices on or before November 25, 1997. Such shareholder proposals may be mailed to Dennis P. Coyle, Secretary, FPL Group, Inc., Post Office Box 14000, 700 Universe Boulevard, Juno Beach, Florida 33408-0420.

GENERAL

The expense of soliciting proxies will be borne by FPL Group. Proxies will be solicited principally by mail, but directors, officers, and regular employees of FPL Group or its subsidiaries may solicit proxies personally or by telephone. FPL Group has retained Corporate Investor Communications, Inc. to assist in the solicitation of proxies, for which services it will be paid a fee of $5,000 plus out-of-pocket expenses. FPL Group will reimburse custodians, nominees or other persons for their out-of-pocket expenses in sending proxy materials to beneficial owners.

OTHER BUSINESS

The Board of Directors does not know of any other business to be presented at the meeting and does not intend to bring before the meeting any matter other than the proposals described herein. However, if any other business should come before the meeting, or any adjournments thereof, the persons named in the accompanying proxy card will have discretionary authority to vote all proxies.

REGARDLESS OF THE NUMBER OF SHARES YOU OWN, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING. ACCORDINGLY, YOU ARE RESPECTFULLY REQUESTED TO MARK, SIGN, DATE, AND RETURN THE ACCOMPANYING PROXY AT YOUR EARLIEST CONVENIENCE.

BY ORDER OF THE BOARD OF DIRECTORS.

DENNIS P. COYLE

Secretary

March 24, 1997

                                                                      APPENDIX A

                                FPL GROUP, INC.
                       NON-EMPLOYEE DIRECTORS STOCK PLAN

    SECTION 1.  PURPOSE.

    The purpose of the FPL Group, Inc. Non-Employee Directors Stock Plan (the "Plan") is to further strengthen the alignment of interests between members of the Board of Directors (the "Board") of FPL Group, Inc. (the "Corporation") who are not employees of the Corporation (the "Non-Employee Directors") and the Corporation's shareholders through the increased ownership by Non-Employee Directors of shares of the Corporation's common stock ("Common Stock").

    SECTION 2.  ELIGIBILITY AND PARTICIPATION.

    Participation in the Plan shall be limited to Non-Employee Directors.

    The Board of Directors or the Committee (as defined in Section 6 hereof) may direct that all or a portion of a Non-Employee Director's future compensation for services as a member of the Board be paid in shares of Common Stock.

    Additionally, a Non-Employee Director may elect to receive all or a portion of his or her future compensation for services as a member of the Board in shares of Common Stock.

    Compensation for services as a member of the Board shall include, without limitation, the annual retainer, any committee chairperson retainer and any fees for attendance at meetings of the Board and its committees.

    A Non-Employee Director may elect to receive compensation in shares of Common Stock by providing the Corporation with written notice of his or her election specifying the portion and components of his or her future compensation for services as a member of the Board that he or she wishes to receive in shares of Common Stock. This notice shall be effective when received by the Corporation unless, in the opinion of counsel for the Corporation, such an effective date would adversely impact the availability of the exemption from Section 16(b) of the Act provided by Rule 16b-3 for any of the Non-Employee Director's acquisitions of Common Stock under the Plan, in which event the election shall be effective at the earliest date that will not adversely impact the availability of such exemption.

    A Non-Employee Director may revoke or change any election at any time by means of a subsequent election in writing if, in the opinion of counsel for the Corporation, such a subsequent election would not adversely impact the availability of the exemption from Section 16(b) of the Act provided by Rule 16b-3 for any of the Non-Employee Director's acquisitions of Common Stock under the Plan.

    SECTION 3.  AWARDS TO NEW DIRECTORS.

    The Board of Directors or the Committee may make a one-time award of shares of Common Stock to Non-Employee Directors who are first elected to the Board after January 1, 1997. Any such award shall be made within six months after such Non-Employee Director is first elected to the Board. The value of such shares, determined on the basis described in Section 5 hereof, shall not exceed 100% of the then-current annual retainer for Non-Employee Directors. Such shares of Common Stock may not be sold or transferred by the recipient so long as he or she remains a Director and shall be forfeited if, within five years after the date of his or her initial election, he or she ceases to be a Director for any reason other than death, disability or attainment of the Board's mandatory retirement age.

    SECTION 4.  COMMON STOCK SUBJECT TO THE PLAN.

    The total number of shares of Common Stock reserved and available for distribution under the Plan shall be 300,000, subject to adjustment as herein provided. Common Stock issued under the Plan may be either authorized and unissued shares or shares purchased in the open market.

    In the event of any merger, reorganization, consolidation, recapitalization, Common Stock dividend, Common Stock split or other change in corporate structure affecting the Common Stock, the Committee, in its sole discretion, shall make such modifications, substitutions or adjustments as it deems necessary to reflect such change so as to prevent the dilution or enlargement of rights, including, but not limited to, modifications, substitutions or adjustments in the aggregate number of shares reserved for issuance under the Plan.

    SECTION 5.  ISSUANCE OF SHARES.

    The number of shares to be received by a Non-Employee Director under the Plan shall be based on the closing price of the Common Stock on the New York Stock Exchange ("NYSE") on the date the Non-Employee Director's fees for serving as a member of the Board would otherwise have been paid or, if there is no such closing price on such day, at the closing price of the Common Stock on the NYSE on the next preceding business day. For one-time awards to Non-Employee Directors who are first elected to the Board after January 1, 1997, the applicable price shall be the closing price of the Common Stock on the NYSE on the business day next preceding the date of his or her initial election to the Board.

    All shares issued under the Plan, including fractional shares, shall be held in a book-entry account with the Corporation's transfer agent unless the Committee designates another person to act in that capacity. Non-Employee Directors may in the alternative elect to receive a stock certificate representing the number of whole shares acquired by notifying the Corporate Secretary of the Corporation in writing. The Corporation will make a cash payment to the Non-Employee Director for any fractional share at a price equal to the closing price of the Common Stock on the NYSE on the date the election to receive a stock certificate is received by the Corporate Secretary (or, if there is no closing price of the Common Stock on the NYSE on such date, the closing price of the Common Stock on the NYSE on the next preceding business day), multiplied by such fraction.

    Common Stock acquired under this Plan shall be subject to such other conditions and restrictions, if any, as the Committee may determine.

    SECTION 6.  ADMINISTRATION.

    The Plan shall be administered by a committee (the "Committee") of three or more Directors appointed by the Board, who shall serve at the discretion of the Board. The members of the Committee shall be "non-employee directors " as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Act"), or any successor rule or definition adopted by the Securities and Exchange Commission.

    Subject to the provisions of the Plan, the committee shall have sole and complete authority to construe and interpret the Plan; to establish, amend and rescind appropriate rules and regulations relating to the Plan; to administer the Plan; and to take all such steps and make all such determinations in connection with the Plan as it may deem necessary or advisable to carry out the provisions and intent of the Plan. All determinations of the Committee shall be by a majority of its members, and its determinations shall be final and conclusive for all purposes and upon all persons, including, but without limitation, the Corporation, the Committee, the Non-Employee Directors and their respective successors in interest.

    SECTION 7.  ADDITIONAL PROVISIONS.

    The Board or the Committee may, at any time, amend, alter or discontinue the Plan, but no amendment, alteration or discontinuance shall be made which would impair the rights of a Non-Employee Director with respect to shares of Common Stock theretofore distributed to such Non-Employee Director under the Plan without the Non-Employee Director's consent, or which, without the approval of the Corporation's shareholders, would cause transactions pursuant to the Plan not to be exempt under Rule 16b-3.

    With respect to persons subject to Section 16 of the Act, transactions under this Plan are intended to be exempt transactions under Rule 16b-3. To the extent any transaction under the Plan fails to be exempt, it shall be deemed null and void to the extent permitted by law and deemed advisable by the Committee.

    Every recipient of shares pursuant to this Plan shall be bound by the terms and provisions of the Plan, and the acceptance of any transfer of shares pursuant to this Plan shall constitute a binding agreement between the recipient and the Corporation.

    SECTION 8.  DURATION OF THE PLAN.

    The Plan shall become effective upon the approval of the Plan by the affirmative vote of a majority of the total number of shares of Common Stock represented and entitled to vote at the Corporation's 1997 annual meeting of shareholders. The Plan will terminate on May 12, 2007 unless an earlier termination date is fixed by the Board or the Committee, provided that no such termination shall affect the prior rights under the plan of anyone to whom shares have been transferred prior to such termination.

                                  DETACH HERE                            FPLF


                                FPL GROUP, INC.
                                 P.O. BOX 9375
                               BOSTON, MA 02205

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

P         The undersigned hereby appoints Dennis P. Coyle, Lawrence J. Kelleher,
R      and Jack G. Milne, and each of them, with power of substitution, proxies
O      of the undersigned, to vote for all shares of Common Stock of FPL Group,
X      Inc. that the undersigned would be entitled to vote at the Annual
Y Meeting of Shareholders to be held May 12, 1997, and any adjournment or postponement thereof, upon the matters referred to on this proxy and, in their discretion, upon any other business that may properly come before the meeting.

          This Proxy when properly executed will be voted in the manner directed by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR proposals 1, 2 and 3 and AGAINST proposal 4.

       1. Election of Directors: H. Jesse Arnelle, Robert M. Beall, II,
                                 James L. Broadhead, J. Hyatt Brown,
                                 Lynne V. Cheney, Armando M. Codina,
                                 Marshall M. Criser, B. F. Dolan,
                                 Willard D. Dover, Alexander W. Dreyfoos Jr.,
                                 Paul J. Evanson, Drew Lewis, Frederic V. Malek and Paul R. Tregurtha.


                                                                    -----------
                                (SIGN ON OTHER SIDE.)               SEE REVERSE
                                                                        SIDE
                                                                    -----------

FPL                                                              March 24, 1997
GROUP





Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders to be held at 10:00 a.m. on Monday, May 12, 1997, at the PGA National Resort in Palm Beach Gardens, Florida. Detailed information as to the business to be transacted at the meeting is contained in the accompanying Notice of Annual Meeting and Proxy Statement.

Regardless of whether you plan to attend the meeting, it is important that your shares be voted. Accordingly, we ask that you sign and return your proxy as soon as possible in the envelope provided. If you plan to attend the meeting, please mark the appropriate box on the proxy.

                                           Sincerely,

                                           /s/ James L. Broadhead

                                           James L. Broadhead
                                           Chairman of the Board and
                                           Chief Executive Officer


                                     DETACH HERE                           FPLF


                                                                         __ __
---  PLEASE MARK                                                              |
 X   VOTES AS IN                                                              |
---  THIS EXAMPLE.


                           THE BOARD OF DIRECTORS RECOMMENDS
                           A VOTE "FOR" PROPOSALS 1, 2 AND 3

                                FOR     WITHHELD
1. Election of Directors       /   /     /   /
   (see reverse).

________________________________________________
   For all nominees except as noted above

                                FOR    AGAINST    ABSTAIN
2. Ratification of            /   /     /   /      /   /
   Auditors.

3. Approval of a             /   /     /   /      /   /
   Non-Employee Directors
   Stock Plan.

                           THE BOARD OF DIRECTORS RECOMMENDS
                             A VOTE "AGAINST" PROPOSAL 4

                                FOR    AGAINST    ABSTAIN
4. A shareholder proposal      /   /     /   /      /   /
   relating to cumulative
   voting for the election
   of directors.

5. Such other business as may properly come before the meeting.


                   Mark Here                   Mark Here
                  For Address                  If You Plan
                  Change And    /   /            To Attend   /   /
                  Note At Left                 The Meeting

                When signing as attorney, executor, trustee, guardian, or corporate officer, please give title. For joint account, each joint owner should sign.



Signature:_________________ Date:______ Signature:_________________ Date:______